                                  EXHIBIT 5.1



                     OPINION OF MORGAN, LEWIS & BOCKIUS LLP



May 13, 1998



TeleSpectrum Worldwide Inc.
443 South Gulph Road
King of Prussia, PA  19406

Ladies and Gentlemen:

We have acted as counsel to TeleSpectrum Worldwide Inc., a Delaware corporation (the "Company"), in connection with the registration of up to 1,500,000 shares (the "Shares") of its Common Stock, $.01 par value (the "Common Stock"), on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares will be issued pursuant to two Grant Letters dated as of March 18, 1998 between Keith E. Alessi and the Company (the "Stock Option Agreements").

We have examined the Registration Statement and such corporate records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

Based on the foregoing, it is our opinion that the Shares will be, when issued in accordance with the terms of the Stock Option Agreements, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Morgan Lewis & Bockius LLP


                                      -4-